Exhibit 99.1

Contact:

Investor Relations Department, Penn Engineering & Manufacturing Corp.

Mark W. Simon, Senior Vice President

Richard F. Davies, Treasurer

(215) 766-3660

For Immediate Release

PENNENGINEERING ANNOUNCES RESULTS FOR THIRD QUARTER 2004 AND DECLARES QUARTERLY CASH DIVIDEND OF SEVEN CENTS PER SHARE.

Danboro, PA. October 28, 2004 – Penn Engineering & Manufacturing Corp. (NYSE: PNN, NYSE: PNNA) today reported net income for the third quarter of 2004 increased 197% to $4,381,000, or $0.24 per diluted share, from $1,477,000, or $0.08 per diluted share, for the comparable 2003 quarter. Consolidated net sales increased 29% to $59,962,000 for the third quarter of 2004 from $46,321,000 for the comparable quarter of 2003.

For the nine months ended September 30, 2004, net income increased 366% to $15,559,000, or $0.87 per diluted share, from $3,337,000, or $0.19 per diluted share, for the nine months ended September 30, 2003. Consolidated net sales for the nine months ended September 30, 2004 increased 33% to $184,978,000 from $138,574,000 for the nine months ended September 30, 2003.

Today the Board of Directors declared a quarterly cash dividend of seven cents per share on both classes of common stock, payable January 17, 2005 to stockholders of record, December 31, 2004.

For the Fastening Technologies segment, operating income increased 250% to $23,578,000 for the nine months ended September 30, 2004 from $6,743,000 in the similar period in 2003. Net sales increased 40% to $98,525,000 for the nine months ended September 30, 2004 from $70,420,000 in the similar period in 2003.

For the Distribution segment, operating income increased 97% to $3,428,000 for the nine months ended September 30, 2004 from $1,741,000 in the similar period in 2003. Net sales increased 33% to $48,332,000 for the nine months ended September 30, 2004 from $36,445,000 in the similar period in 2003.

For the Motion Technologies segment, operating income increased 34% to $2,560,000 for the nine months ended September 30, 2004 from $1,907,000 in the similar period in 2003. Net sales increased 20% to $38,121,000 for the nine months ended September 30, 2004 from $31,709,000 in the similar period in 2003.

A discussion of the Company’s third quarter performance by Company executives will be held via telephone conference call, Friday, October 29, 2004 at 10:30 AM.  There will also be a question and answer period. To access the call, dial 1-800-510-0146, dial-in passcode 42934123.  If you are unable to be with us on October 29th, an audio replay will be available shortly following the call. Please dial 888-286-8010 or 617-801-6888, passcode 58743165. A simultaneous Webcast of the conference call will also be available on the Company’s website at www.penn-eng.com.  or www.fulldisclosure.com.

PENN ENGINEERING & MANUFACTURING CORP.

Income Statement Data

Amounts in Thousands, Except Per Share data

	Three Months Ended (Unaudited)		Nine Months Ended (Unaudited)
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003

Net Sales	$59,962	$46,321	$184,978	$138,574
Cost of Products Sold	40,880	32,728	122,780	99,408
Gross Profit	19,082	13,593	62,198	39,166
Selling Expenses	6,102	5,054	18,544	15,765
General, and Administrative Expense	6,649	6,562	20,966	18,911
Operating Income	6,331	1,977	22,688	4,490
Other Income (Expense):
Interest income	35	13	97	114
Interest expense	(73)	(176)	(240)	(701)
Other, net	150	201	336	488
Total Other Income (Expense)	112	38	193	(99)

Income Before Income Taxes	6,443	2,015	22,881	4,391
Provision for Income Taxes	2,062	538	7,322	1,054
Net Income	$4,381	$1,477	$15,559	$3,337
Per Share Data:
Basic earnings	$0.25	$0.08	$0.88	$0.19
Diluted earnings	$0.24	$0.08	$0.87	$0.19

Weighted Avg. Shares Outstanding:
Basic shares	17,704	17,451	17,632	17,424
Diluted shares	18,029	17,704	17,922	17,561